UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Fortress Transportation and Infrastructure Investors LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

April 9, 2019

Dear Fellow Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Fortress Transportation and Infrastructure Investors LLC (the “Annual Meeting”) to be held at The Hilton Hotel, 1335 Avenue of the Americas, New York, New York, on May 24, 2019, at 9:00 a.m., Eastern Time. The matters to be considered by the shareholders at the Annual Meeting are described in detail in the accompanying materials.

IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to vote today by Internet, by telephone or by completing, signing and returning your proxy card in the envelope provided.

PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL MEETING: All Shareholders may vote in person at the Annual Meeting. In addition, any shareholder may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present this admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Sincerely,

Joseph P. Adams, Jr.
Chairman of the Board of Directors

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC
NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Fortress Transportation and Infrastructure Investors LLC:

The annual meeting of shareholders of Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company, will be held at The Hilton Hotel, 1335 Avenue of the Americas, New York, New York, on May 24, 2019, at 9:00 a.m., Eastern Time (the “Annual Meeting”). The matters to be considered and acted upon by shareholders at the Annual Meeting, which are described in detail in the accompanying materials, are:

(i)	a proposal to elect two Class I directors to serve until the 2022 annual meeting of shareholders and until their successors are duly elected or appointed and qualified;
(ii)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2019; and
(iii)	any other business properly presented at the Annual Meeting.

Shareholders of record at the close of business on March 25, 2019 will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed. Return the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States. You can also vote by telephone or by the Internet by following the instructions provided on the proxy card. Whether or not you plan to attend the Annual Meeting in person, please vote by one of these three methods. If you are the record holder of your shares and you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

/s/ Kevin P. Krieger
Kevin P. Krieger
Secretary

1345 Avenue of the Americas
45th Floor
New York, New York 10105
April 9, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 24, 2019:

The Notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K
are available on the Investor Relations section of our website at
www.ftandi.com.

i

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC
1345 Avenue of the Americas, 45th Floor,
New York, New York 10105

PROXY STATEMENT

For the 2019 Annual Meeting of Shareholders to Be Held on
May 24, 2019

This Proxy Statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company, for use at the Annual Meeting to be held on May 24, 2019 and any adjournments or postponements thereof. “We,” “our,” “us,” “the Company” and “FTAI” each refers to Fortress Transportation and Infrastructure Investors LLC. The mailing address of our executive office is 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. This Proxy Statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of common shares representing limited liability company interests of the Company (the “Common Shares”), on or about April 9, 2019.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Shareholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Matters to be considered at the Annual Meeting

At the Annual Meeting, shareholders of the Company’s Common Shares will vote upon:

(i)	a proposal to elect two Class I directors to serve until the 2022 annual meeting of shareholders and until their successors are duly elected or appointed and qualified;
(ii)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2019; and
(iii)	any other business that may properly come before the annual meeting of shareholders or any adjournment of the annual meeting.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record as of the close of business on March 25, 2019, and will provide reimbursement for the cost of forwarding the material.

Shareholders Entitled to Vote

As of March 25, 2019, there were 84,477,791 Common Shares outstanding and entitled to vote. Each Common Share entitles the holder to one vote. Shareholders of record at the close of business on March 25, 2019 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company LLC, you are considered the shareholder of record with respect to those shares, and these proxy materials were sent directly to you by the Company.

Street Name Holders. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials will be or have been forwarded to you by your bank or broker. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your bank or broker on how to vote the shares held in your account. If you wish to attend the Annual Meeting, you will need to obtain a “legal proxy” from your bank or broker.

Required Vote

A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the Annual Meeting. If you have returned a valid proxy or if you hold your shares in your own name as holder of record and attend the Annual Meeting in person, your shares will be counted as present for the purpose of determining whether there is a quorum. Abstentions and broker “non-votes” (as described below) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

For the election of the nominees to our Board of Directors, the affirmative vote of a plurality of the votes cast at the Annual Meeting is sufficient to elect the nominee if a quorum is present. For the approval of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve such matter.

Broker non-votes are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it has not received voting instructions from the beneficial owner and therefore is precluded by the rules of the New York Stock Exchange (“NYSE”) from voting on a particular matter. Under NYSE rules, when a broker holding shares in “street name” does not receive voting instructions from a beneficial owner, the broker has discretionary authority to vote on certain routine matters but is prohibited from voting on non-routine matters. Brokers who do not receive instructions are not entitled to vote on the election of directors but they are entitled to vote on the ratification of the appointment of the independent registered public accounting firm.

A vote “withheld” from a director nominee or a broker non-vote on a director nominee will have no effect on the outcome of the vote because it will not be counted in the number of votes cast on a matter and a plurality of the votes cast at the Annual Meeting is required for the election of each director. Similarly, any abstentions or broker non-votes on the ratification of the appointment of the independent registered public accounting firm will not affect the outcome because abstentions and broker non-votes are not counted as votes cast.

If the enclosed proxy card is properly executed and returned to us in time to be voted at the Annual Meeting, it will be voted as specified on the proxy card unless it is properly revoked prior thereto. If no specification is made on the proxy card as to any one or more of the proposals, the Common Shares represented by the proxy will be voted as follows:

(i)	FOR the election of the nominees to our Board of Directors;
(ii)	FOR the approval of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and
(iii)	in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

As of the date of this Proxy Statement, we are not aware of any other matter to be raised at the Annual Meeting.

Voting

Shareholders of Record. If you are a shareholder of record, you may instruct the proxies to vote your shares by telephone, by the Internet or by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your Common Shares in person at the Annual Meeting.

Street Name Holders. If you are a street name holder, you will receive instructions from your bank or broker that you must follow to be able to attend the Annual Meeting or to have your shares voted at the Annual Meeting.

Right to Revoke Proxy

Shareholders of Record. If you are a shareholder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the Annual Meeting, to our Secretary, Mr. Kevin P. Krieger, at Fortress Transportation and Infrastructure Investors LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105;
•	sign, date and mail a new proxy card to our Secretary;
•	dial the number provided on the proxy card and vote again;
•	log onto the Internet site provided on the proxy card and vote again; or
•	attend the Annual Meeting and vote your shares in person.

Street Name Holders. If you are a street name holder, you must contact your bank or broker to receive instructions as to how you may revoke your proxy instructions.

Copies of Annual Report to Shareholders

A copy of our Annual Report on Form 10-K for our most recently completed fiscal year, which has been filed with the Securities and Exchange Commission (the “SEC”), will be mailed to shareholders entitled to vote at the Annual Meeting who have elected to receive a hard copy of the proxy materials and is also available without charge to shareholders upon written request to: Fortress Transportation and Infrastructure Investors LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations. You can also find an electronic version of our Annual Report on the Investor Relations section of the FTAI website (www.ftandi.com).

Voting Results

Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual Meeting.

Confidentiality of Voting

We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our Inspector of Election, Broadridge Financial Solutions, Inc., to examine these documents.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

(i)	FOR the election of the nominees to our Board of Directors; and
(ii)	FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2019.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The first proposal is to elect two Class I directors to serve until the 2022 annual meeting of shareholders and until their respective successors are duly elected or appointed and qualified.

Our Limited Liability Company Agreement, as amended (the “LLC Agreement”), authorizes the number of directors to be not less than three, nor more than nine. The number of directors on the board is currently fixed at seven. Our Board of Directors is divided into three classes. The members of each class of directors serve staggered three-year terms.

Our current Board of Directors is classified as follows:

Class	Term Expiration	Director	Age
Class I	2019	Paul R. Goodwin	76
		Ray M. Robinson	71
Class II	2020	Joseph P. Adams, Jr.	61
		Judith A. Hannaway	67
		Martin Tuchman	78
Class III	2021	A. Andrew Levison	62
		Kenneth J. Nicholson	48

The Board of Directors has unanimously proposed Paul R. Goodwin and Ray M. Robinson as nominees for election as Class I directors. The director nominees currently serve on our Board of Directors. Although our Corporate Governance Guidelines provide for mandatory retirement of directors at age 75, upon the recommendation of its Nominating and Corporate Governance Committee, our Board of Directors waived such provision with respect to Mr. Goodwin, age 76, and nominated him for re-election. Due to Mr. Goodwin’s extensive industry and financial experience and memberships on various Board committees, the Board of Directors determined that waiving mandatory retirement for Mr. Goodwin is in the Company’s best interests.

If elected at the Annual Meeting, each of Messrs. Goodwin and Robinson will hold office until the 2022 annual meeting of shareholders and until their successors are duly elected or appointed and qualified, subject to earlier death, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR Paul R. Goodwin and Ray M. Robinson. If either of the nominees becomes unable to stand for election as a director, an event that our Board of Directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our Board of Directors.

The Board of Directors recommends that you vote FOR the election of Paul R. Goodwin and Ray M. Robinson to serve as our Class I directors until the 2022 annual meeting of the shareholders and until their successors are duly elected or appointed and qualified.

Information Concerning Our Directors, Including the Director Nominees

Set forth below is certain biographical information for our directors, including the director nominees, as well as the month and year each person was first elected as one of our directors.

Each of our directors was selected because of the knowledge, experience, skill, expertise and diversity the director contributes to the Board of Directors as a whole. Our directors have extensive familiarity with our business and experience from senior positions in large, complex organizations. In these positions, they gained core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. The Nominating and Corporate Governance Committee believes that each of the directors also has key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board of Directors and its committees.

Joseph P. Adams, Jr. Chief Executive Officer and Director since May 2015; Chairman since May 2016
Mr. Adams is our Chief Executive Officer and has served on our Board of Directors since May 2015, and he became the Chairman of our Board of Directors in May 2016. He is a member of the Management Committee of Fortress Investment Group LLC (“Fortress”) and is a Managing Director at Fortress within the Private Equity Group. He has served as a member of the board of directors of Seacastle, Inc., SeaCube Container Leasing Ltd., Aircastle Limited and RailAmerica Inc. Previously, Mr. Adams was a partner at Brera Capital Partners and at Donaldson, Lufkin & Jenrette where he was in the transportation industry group. In 2002, Mr. Adams served as the first Executive Director of the Air Transportation Stabilization Board. Mr. Adams received a B.S. in Engineering from the University of Cincinnati and an M.B.A. from Harvard Business School. Mr. Adams’ experience, including his role serving as Deputy Chairman on a number of boards for portfolio companies of Fortress, provides the Board with valuable insights into how boards at other companies address issues similar to those faced by the Company. In addition, his experience as a private equity investor and investment and merchant banker provides the Board with valuable guidance on financial, strategic planning and investor relations matters, particularly as it relates to transportation related industries.

Paul R. Goodwin Director since May 2015
Mr. Goodwin has served on our Board of Directors since May 2015. He has been a member of the board of directors of SeaCube Container Leasing Ltd, since 2009 (which went private in 2013). Mr. Goodwin also served on the board of directors of RailAmerica, Inc. from October 2009 through October 2012, on the board of directors of Manhattan Associates, Inc. from April 2003 through May 2011, and on the board of directors of the National Railroad Retirement Investment Trust from 2003 through 2006. From June 2003 through 2004, Mr. Goodwin served as a consultant to CSX Corporation, which, through its subsidiaries, operates the largest rail network in the eastern United States. From April 2000 until June 2003, Mr. Goodwin served as vice-chairman and chief financial officer of CSX Corporation. Mr. Goodwin started with CSX Corporation in 1965 and held various senior management positions with entities affiliated with CSX Corporation group, including executive vice president and chief financial officer, senior vice president finance and planning and executive vice president of finance and administration. Mr. Goodwin graduated from Cornell University with a B.S. in Civil Engineering and received an M.B.A. from George Washington University. Mr. Goodwin’s approximately fifty years of experience, including serving as vice-chairman and chief financial officer of CSX Corporation, is highly relevant to the Company. His experience provides the board of directors with a deep understanding of the freight railroad business and also provides financial expertise to the board of directors, including an understanding of financial accounting and reporting, including internal controls, and corporate finance and capital markets.

Judith A. Hannaway Director since January 2018
Ms. Hannaway has served on our Board of Directors since January 2018. During the past six years, Ms. Hannaway has acted as a consultant to various financial institutions. Prior to acting as a consultant, Ms. Hannaway was employed by Scudder Investments, a wholly-owned subsidiary of Deutsche Bank Asset Management, as a Managing Director. Ms. Hannaway joined Scudder Investments in 1994 and was responsible for Special Product Development including closed-end funds, offshore funds and REIT funds. Prior to joining Scudder Investments, Ms. Hannaway was employed by Kidder Peabody as a Senior Vice President in Alternative Investment Product Development. She joined Kidder Peabody in 1983. Prior to Kidder Peabody Ms. Hannaway was a Senior Vice President in the Leverage Leasing Group at Merrill Lynch involved in aircraft and other transportation equipment leasing. Ms. Hannaway also spent time at Continental Grain Company at the beginning of her career in the Long Range Planning Group doing barge financing and leasing. Since 2015 Ms. Hannaway is the Lead Independent Director of Northstar Realty Europe Corp., and is a director of DiamondPeak Holdings Corp. since February 2019. Ms. Hannaway served as an independent director of NorthStar Realty and Northstar Asset Management from September 2004 and June 2014, respectively, through January 2017. Ms. Hannaway holds a Bachelor of Arts with honors from Newton College of the Sacred Heart and a Masters of Business Administration from Simmons College Graduate Program in Management. Her extensive experience in the aviation and transportation business and on public company boards led our Board of Directors to conclude that Ms. Hannaway should serve as a director.

A. Andrew Levison Director since January 2018
Mr. Levison has served on our Board of Directors since January 2018. Mr. Levison founded Levison & Co., the predecessor of Southfield Capital, in November 2002. Before that he was the head of leveraged finance at Donaldson, Lufkin & Jenrette (DLJ), where he oversaw banking and origination activities for all of the firm’s investment banking products for leveraged companies. Prior to joining DLJ, he was a Managing Director of the Leveraged Buyout Group at Drexel Burnham Lambert and a Vice President of the Special Finance Group at Manufacturers Hanover Trust. Mr. Levison has served on the boards of over 25 public and private companies related to investments and is currently on the board of directors of Ferrellgas Partners, L.P. (NYSE: FGP), Vanguard Dealer Services, Stationhead, Inc. and the Levison/Present Foundation at Mount Sinai Hospital. Mr. Levison is also on the advisory board of the NYU Langone Orthopedics Hospital. He earned a B.S. degree in finance from Babson College. His experience in finance and investments, and relevant public company board service, led our Board of Directors to conclude that Mr. Levison should serve as a director.

Kenneth J. Nicholson Director since May 2016
Mr. Nicholson has served on our Board of Directors since May 2016. Mr. Nicholson is a Managing Director at Fortress focusing on investments in the transportation, infrastructure and energy industries, including investments made by Fortress Transportation and Infrastructure Investors LLC. He joined Fortress in May 2006. Previously, Mr. Nicholson worked in investment banking at UBS

Investment Bank and Donaldson, Lufkin & Jenrette where he was a member of the transportation industry group. Mr. Nicholson holds a B.S. in Economics from the Wharton School at the University of Pennsylvania. As a result of his past experiences, Mr. Nicholson has extensive credit, private equity finance and management expertise. His extensive experience in the transportation, infrastructure and energy industries and his other qualifications and skills led our Board of Directors to conclude that Mr. Nicholson should serve as a director.

Ray M. Robinson Director since May 2015
Mr. Robinson has served on our Board of Directors since May 2015. Mr. Robinson has been the non-executive chairman of Citizens Trust Bank since May 2003. From 1996 to 2003 he served as the President of the Southern Region of AT&T Corporation. Mr. Robinson is a director of Aaron’s Inc. (Non-Executive Chairman), Acuity Brands Inc. and American Airlines Group Inc. and was previously a director of Avnet, Inc., Choicepoint Inc., Mirant Corporation, and RailAmerica, Inc. He was the president of Atlanta’s East Lake Golf Club from May 2003 to December 2005, and has been President Emeritus since December 2005. Mr. Robinson was the Chairman of Atlanta’s East Lake Community Foundation from November 2003 to January 2005 and has been Vice Chairman since January 2005. Mr. Robinson was selected as a director because of his extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community.

Martin Tuchman Director since May 2015
Mr. Tuchman has served on our Board of Directors since May 2015. Mr. Tuchman is Chief Executive Officer of the Tuchman Group, which oversees holdings in real estate, banking and international shipping, and has headed Kingstone Capital V, a private investment group, since 2007. He served on the board of directors of Horizon Lines, Inc. from November 2011 to May 2015 and on the board of directors for SeaCube Container Leasing Ltd. from March 2011 to April 2013. Mr. Tuchman served as the Vice Chairman of the First Choice Bank in Lawrenceville, N.J. from December 2008 to April 2015, and served as Chairman of First Choice Bank from April 2015 to December 2016. In 1968, after helping develop the current standard for intermodal containers and chassis in connection with the American National Standards Institute, Mr. Tuchman co-founded Interpool, Inc., a leading container leasing business, which was sold to funds affiliated with Fortress, in 2007. In 1987, Mr. Tuchman formed Trac Lease, a chassis leasing company which was subsequently merged into Interpool, Inc. Mr. Tuchman holds a B.S. in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. from Seton Hall University. Mr. Tuchman’s experience in the container leasing and shipping industry and as Chief Executive Officer of The Tuchman Group provides the board with valuable insights on the financial and strategic planning matters, particularly as they relate to transportation related industries.

Compensation of Directors

The total annual compensation generally payable to our non-employee directors is $150,000. In addition, we pay an annual fee to the chairperson of the Audit Committee of $10,000. Fees to non-employee directors may be made by issuance of Common Shares, based on the value of such Common Shares at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a shareholder-approved plan or the issuance is otherwise exempt from NYSE listing requirements. Each non-employee director also received an initial one time grant of fully vested options to purchase 5,000 Common Shares under our Nonqualified Stock Option and Incentive Award Plan upon the date of the first meeting of our Board of Directors attended by such director. Affiliated directors are not separately compensated by us. All members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors.

Director Compensation Table for 2018

Name	Fees Earned or Paid in Cash	Share Awards	Option Awards(3)	Total
Paul R. Goodwin	$160,000	—	—	$160,000
Judith A. Hannaway	$150,000	—	—	$150,000
A. Andrew Levison	$150,000	—	—	$150,000
Ray M. Robinson(1)	—	$150,000	—	$150,000
Martin Tuchman(2)	—	$150,000	—	$150,000
(1)	In 2018, Mr. Robinson elected to receive $150,000 of compensation for his services as a director in the form of Common Shares in lieu of cash.
(2)	In 2018, Mr. Tuchman elected to receive $150,000 of compensation for his services as a director in the form of Common Shares in lieu of cash.
(3)	As of December 31, 2018, each of our non-employee directors held a fully vested option to purchase 5,000 Common Shares.

Determination of Director Independence

At least a majority of the directors serving on the Board of Directors must be independent. For a director to be considered independent, our Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established categorical standards to assist it in determining director independence, which conform to the independence requirements under the NYSE listing rules. Under the categorical standards, a director will be independent unless:

(a)	within the preceding three years: (i) the director was employed by the Company or its Manager; (ii) an immediate family member of the director was employed by the Company or its Manager as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, its Manager or any controlled affiliate of its Manager (other than director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service)); (iv) the director was employed by or affiliated with the independent registered public accounting firm of the Company or its Manager; (v) an immediate family member of the director was employed by the independent registered public accounting firm of the Company or its Manager as a partner, principal or manager; or (vi) an executive officer of the Company or its Manager was on the compensation committee of a company which employed the director, or which employed an immediate family member of the director as an executive officer; or
(b)	he or she is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company is the greater of $1 million, or two percent of such other company’s consolidated gross annual revenues.

The Board of Directors may determine, in its discretion, that a director is not independent notwithstanding qualification under the categorical standards. The Board of Directors has determined that each of Ms. Hannaway and Messrs. Goodwin, Levison, Robinson and Tuchman is independent for purposes of NYSE Rule 303A and each such director has no material relationship with the Company. In making such determination, the Board of

Directors took into consideration, (i) in the case of Mr. Tuchman, that Mr. Tuchman (a) formed Trac Lease, which was sold to funds affiliated with Fortress in 2007, (b) assisted funds affiliated with Fortress in selling a portion of Trac Lease to a third party in 2018, for which he received commissions and (c) is an affiliate of an entity that made a short term loan to Trac Lease in 2017 that was fully repaid in 2017, and (ii) that certain directors have invested in the securities of private investment funds or companies managed by or affiliated with the Company’s Manager.

Statement on Corporate Governance

We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board of Directors consists of a majority of independent directors (in accordance with the rules of the NYSE). Our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are each composed entirely of independent directors.

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, which delineate our standards for our officers and directors and employees of our Manager, an affiliate of Fortress. We make available, free of charge through a link on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed with the SEC as soon as reasonably practicable after such filing. Our site also contains our Code of Business Conduct and Ethics, Code of Ethics for Senior Officers, Corporate Governance Guidelines, and the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of our Board of Directors. Our website address is www.ftandi.com. You may also obtain these documents by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

As mentioned above, the Board of Directors has adopted a Code of Business Conduct and Ethics, which is available on our website, that applies to all employees of our Manager who provide services to us, and each of our directors and officers, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct and Ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that the Company files with, or submits to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof.

The Company has also adopted a Code of Ethics for Senior Officers, which is available on our website and which sets forth specific policies to guide the Company’s senior officers in the performance of their duties. This code supplements the Code of Business Conduct and Ethics described above. The Company intends to disclose any changes in or waivers from either code applicable to the Company’s executive officers or directors by posting such information on our website.

The Company does not have a policy to separate the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Adams has served as the Chairman of the Board of Directors since May 2016 and Chief Executive Officer since May 2015. The Board of Directors believes that having Mr. Adams serve as both Chief Executive Officer and Chairman is an appropriate, effective and efficient leadership structure, and has determined that combining the Chief Executive Officer and Chairman roles provides for clear accountability and leadership responsibility, and facilitates effective decision-making and a cohesive corporate strategy. The Board of Directors periodically reviews its leadership structure. The Company does not have a lead independent director; however, an independent director presides over the executive sessions. For additional information, see “Executive Sessions of Non-Management Directors.”

Board and Committee Meetings

During the year ended December 31, 2018, our Board of Directors held 8 meetings. No director attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During 2018, the Audit Committee met five times, the Compensation Committee met three times and the Nominating and Corporate Governance Committee met two times. Although director attendance at the Company’s annual meeting each year is encouraged, the Company does not have an attendance policy.

Audit Committee. Our Board of Directors has a standing Audit Committee composed entirely of independent directors. The current members of the Audit Committee are Mr. Goodwin (Chairperson), Ms. Hannaway and Mr. Robinson, each of whom has been determined by our Board of Directors to be independent in accordance with the rules of the NYSE and the SEC’s audit committee independence standards. The purpose of the Audit Committee is to provide assistance to the board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting the board’s oversight of (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s independent registered public accounting firm’s qualifications and independence; and (d) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee is also responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the registered public accounting firm’s services. The Audit Committee operates pursuant to a charter, which is available on our website, www.ftandi.com. You may also obtain a copy of the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The Board of Directors has determined that Mr. Goodwin qualifies as an “Audit Committee Financial Expert” as defined by the rules of the SEC. As noted above, our Board of Directors has determined that Mr. Goodwin is independent under NYSE and SEC standards.

Risk Oversight. The Company’s risk management is overseen by the Chief Executive Officer, who receives reports directly from other officers and individuals who perform services for the Company. Material risks are identified and prioritized by management, and material risks are periodically discussed with the Board of Directors. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, including risks and contingencies associated with each area. In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Compensation Committee. The members of the Compensation Committee are Mr. Robinson (Chairperson), Ms. Hannaway and Messrs. Goodwin, Levison and Tuchman, each of whom has been determined by our Board of Directors to be independent in accordance with the rules of the NYSE. The Compensation Committee is responsible for overseeing the annual review of the management agreement with the Company’s Manager (the “Management Agreement”), administering and approving the grant of awards under any incentive compensation plan, including any equity-based plan, of the Company and making recommendations to the Board of Directors regarding director compensation. The charter of the Compensation Committee is available on our website, at www.ftandi.com. You may also obtain a copy of the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

During 2018, the Company did not pay any cash compensation to its executive officers. The Compensation Committee conducted its annual review of the Management Agreement, after which it advised the full Board of Directors that, in its view, there was no contractual basis for the independent directors to recommend a termination of the Management Agreement and that the management fees earned by our Manager are fair.

Each member of the Compensation Committee is a “non-employee director” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is also an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as being an independent director under the NYSE listing standards and other applicable laws, rules and regulations.

Nominating and Corporate Governance Committee. Our Board of Directors has a standing Nominating and Corporate Governance Committee composed entirely of independent directors. The current members of the Nominating and Corporate Governance Committee are Ms. Hannaway (Chairperson), and Messrs. Goodwin, Robinson and Tuchman, each of whom has been determined by our Board of Directors to be an independent director in accordance with the rules of the NYSE. The functions of the Nominating and Corporate Governance Committee include, without limitation, the following: (a) recommending to the board individuals qualified to serve as directors of the Company and on committees of the board; (b) advising the board with respect to board composition, procedures and committees; (c) advising the board with respect to the corporate governance principles applicable to the Company; and (d) overseeing the evaluation of the board. The charter of the Nominating and Corporate Governance Committee is available on our website, at www.ftandi.com. You may also obtain a copy of the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The Nominating and Corporate Governance Committee, as required by the Company’s LLC Agreement, will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate and may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

The Company’s LLC Agreement provides certain procedures that a shareholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual shareholder meeting must be submitted in writing to the Company’s Secretary at Fortress Transportation and Infrastructure Investors LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. The Secretary must receive the notice of a shareholder’s intention to introduce a nomination at an annual shareholder meeting (together with certain required information set forth in the Company’s LLC Agreement) within the timeframes set forth below under “Advance Notice for Shareholder Nominations and Proposals for 2020 Annual Meeting.”

The Nominating and Corporate Governance Committee believes that the qualifications for serving as a director of the Company are, taking into account such person’s familiarity with the Company, possession of such knowledge, experience, skills, expertise, integrity and diversity as would enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, the ability of committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NYSE rule.

In addition to considering a director-candidate’s background and accomplishments, the process for identifying and evaluating all nominees includes a review of the current composition of the Board of Directors and the evolving needs of our business. The Nominating and Corporate Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by shareholders. Our evaluation of nominees does not necessarily vary depending on whether or not the nominee was nominated by a shareholder. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate individuals with a variety of complementary skills. The Nominating and Corporate Governance Committee assesses its achievement of diversity through the review of the Board’s composition as part of the Board’s annual self-assessment process.

Executive Sessions of Non-Management Directors

Executive sessions of the non-management directors occur during the course of the year. “Non-management directors” include all directors who are not officers of the Company or employees of the Company’s Manager. The non-management director presiding at those sessions will rotate from meeting to meeting among the chair of each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee, to the extent the director is present at the executive session.

Shareholder Communications with Directors

The Company provides the opportunity for shareholders and interested parties to communicate with our directors. You can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address:

Fortress Transportation and Infrastructure Investors LLC
Secretary
1345 Avenue of the Americas, 45th Floor
New York, New York 10105

Shareholders can contact the non-management directors (including the director who presides over the executive sessions of non-management directors, or the non-management directors as a group, or the Audit Committee as a group) at the address above or at the following email address: NonManagementDirectors@ftandi.com.

All communications received as set forth in the preceding paragraph will be opened by the Legal and Compliance Departments of our Manager, for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairperson of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE

In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of the Company’s future filings made under the Exchange Act, and shall not be deemed to be “soliciting material” or to be “filed” under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”).

The Audit Committee operates under a written charter approved by the Board of Directors, consistent with the corporate governance rules issued by the SEC and the NYSE. The Audit Committee’s charter is available on the Company’s website at www.ftandi.com. The members of the Audit Committee hold executive sessions during the course of the year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate in accordance with generally accepted accounting principles. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s internal controls over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses.

The Audit Committee has reviewed and discussed with management the audited financial statements in the annual report on Form 10-K.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), other standards of the PCAOB, rules of the SEC and other applicable regulations, including the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable PCAOB requirements and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2018, for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm for fiscal year 2019.

The Audit Committee

Paul R. Goodwin, Chairperson
Judith A. Hannaway
Ray M. Robinson

EXECUTIVE OFFICERS

The following table shows the names and ages of our executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

Name	Age	Position
Joseph P. Adams, Jr.	61	Chief Executive Officer and Chairman of the Board of Directors
Scott Christopher	45	Chief Financial Officer
Eun Nam	37	Chief Accounting Officer

Joseph P. Adams, Jr. For information regarding Mr. Adams, see “Information Concerning Our Directors, Including the Director Nominees” above.

Scott Christopher has been our Chief Financial Officer since May 2016, and served as our Chief Accounting Officer from May 2015 to August 2018. Mr. Christopher also serves as a Senior Vice President of the Fortress Private Equity group. From 2010 to 2015, Mr. Christopher worked as Deputy Corporate Controller at American International Group, Inc. Prior to that, he worked at Deloitte & Touche LLP in various capacities in Audit, Advisory and Merger & Acquisition Services. Mr. Christopher received a Bachelor of Business Administration in Accounting from the University of Wisconsin – Madison, and is a certified public accountant.

Eun Nam has been our Chief Accounting Officer since August 2018. Ms. Nam also serves as a Senior Vice President of the Fortress Private Equity group, and has been involved in various mergers and acquisitions and capital markets transactions. Ms. Nam previously served as Interim Chief Accounting Officer of Drive Shack Inc., an entity that was then managed by our Manager, from March through September 2016. Prior to joining Fortress in 2014, Ms. Nam worked in KPMG LLP’s audit and risk advisory services for over ten years. Ms. Nam received a Bachelor of Business Administration in Finance and Accounting from Emory University, and is a certified public accountant.

EXECUTIVE AND MANAGER COMPENSATION

Compensation Discussion and Analysis

Introduction

Each of our officers is an employee of our Manager or an affiliate of our Manager. Our officers are compensated by our Manager (or the applicable affiliate) and do not receive any compensation directly from us. We do not reimburse our Manager or any of its affiliates for the compensation of any of our officers and do not make any decisions regarding the compensation of our officers. For a description of our Manager’s compensation, please refer to the section entitled “Certain Relationships and Related Transactions—Management Agreement and Other Incentive Allocation with Fortress.”

In accordance with our Management Agreement, our officers devote such portion of their time to our affairs as is required for the performance of the duties of our Manager under the Management Agreement. As a result, certain of our officers from time to time may be exclusively dedicated to performing services to us and thus not provide any other significant services to our Manager, while other of our officers are not exclusively dedicated to us and perform services for our Manager that are unrelated to our affairs.

Our Chief Executive Officer, Joseph P. Adams, Jr., and our Chief Accounting Officer, Eun Nam, devoted a substantial portion of their time to the Company in 2018, although neither of them exclusively provided services to us in 2018. Since our Manager compensates Mr. Adams and Ms. Nam based on the overall value of the various services that they each perform for our Manager, our Manager is not able to segregate and identify any portion of the compensation awarded to either of them as relating solely to service performed for us. Accordingly, we have not included any information relating to the compensation paid to Mr. Adams and Ms. Nam by our Manager in or in respect of 2018 in the “Summary Compensation Table,” below.

In 2018, our Chief Financial Officer, Scott Christopher, was exclusively dedicated to providing services to us. Accordingly, our Manager has determined that the entire amount of the compensation that it paid to Mr. Christopher in or in respect of 2018 was for services that he performed for us and we have therefore reported that compensation in the “Summary Compensation Table,” below.

Compensation for 2018

All of the decisions regarding Mr. Christopher’s compensation are made by the Manager and neither the Company nor Mr. Christopher have any role in determining any aspect of his compensation with the Manager. Our Manager used the following compensation elements in 2018 as tools to reward and retain Mr. Christopher:

•	Base Salary — Our Manager paid Mr. Christopher a base salary of $200,000 in 2018 to assist him with paying basic living expenses during the calendar year;
•	Bonus — Our Manager paid Mr. Christopher a discretionary bonus of $600,000 in early 2019 based on its subjective review of his performance in 2018; and
•	Other Compensation — Our Manager also provides Mr. Christopher with 401(k) matching contributions and company-paid life insurance premiums, which the Manager believes are reasonable, competitive and consistent with the Manager’s overall executive compensation objectives to reward and retain.

Additional Details on Executive Compensation

Summary Compensation Table

The following table provides additional information regarding the compensation earned by Scott Christopher, our Chief Financial Officer, in respect of the last three completed fiscal years, which in each case was determined and paid by our Manager. As described in more detail above, our Manager is not able to segregate and identify any portion of the compensation earned by our (i) Chief Executive Officer, Joseph P. Adams, Jr., in respect of the last three fiscal years and (ii) Chief Accounting Officer, Eun Nam, in respect of 2018 as relating solely to services performed for us, and therefore this Summary Compensation Table does not include any compensation for Mr. Adams or Ms. Nam.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)		Total ($)
Scott Christopher,Chief Financial Officer	2018	200,000	600,000		8,496	(1)	808,496
	2017	200,000	600,000	45,038	8,316	(2)	853,354
	2016	200,000	500,000		7,384		707,384
(1)	This amount consists of (i) $8,100 of 401(k) matching contributions made by the Manager and (ii) $396 of life insurance premiums paid by the Manager.
(2)	This amount consists of (i) $7,920 of 401(k) matching contributions made by the Manager and (ii) $396 of life insurance premiums paid by the Manager.

Grants of Plan-Based Awards in 2018

We may, from time to time, at the discretion of the Compensation Committee of the Board of Directors, grant options relating to Common Shares or other equity interests in us to an affiliate of our Manager, who may in turn assign a portion of the options to its employees, including our officers. Any such option awards assigned to employees of our manager, including our officers (“Tandem Options”), will correspond on a one-to-one basis with the options granted to our manager, such that exercise by an employee of the option would result in the corresponding option held by our manager being cancelled. In 2018, our officers did not receive any Tandem Options.

In connection with our equity offerings in January 2018 and December 2018, we granted options to our Manager related to 700,000 and 126,342 common shares, respectively, which had a fair value of $1.9 million and $0.2 million, respectively, as of the grant dates. The fair value of these options were recorded as an increase in equity with an offsetting reduction of capital proceeds received. The exercise prices were $18.65 and $15.83 per option, respectively, which, pursuant to the Plan (defined below) explained in more detail below, are equal to the prices per share at which we sold our common shares in connection with such equity offerings. For information regarding our equity offerings and assumptions used in determining these valuations, please see Notes 11 and 15 to the Company’s consolidated financial statements included in the Company’s most recent Annual Report on Form 10-K.

Outstanding Option Awards as of December 31, 2018

As of December 31, 2018, there were no outstanding Tandem Options held by any of our officers.

Potential Payments Upon Change-in-Control or Termination

Mr. Christopher is not entitled to any severance payments or benefits upon a termination of his employment with our Manager and its affiliates, whether occurring prior to or following a change in control of the Company or Fortress Investment Group LLC.

Nonqualified Stock Option and Incentive Award Plan

The Fortress Transportation and Infrastructure Investors LLC Nonqualified Stock Option and Incentive Award Plan (the “Plan”), was adopted by the Board of Directors on May 11, 2015. The Plan is intended to facilitate the use of long-term equity-based awards and incentives for the benefit of the service providers to the Company and our Manager. A summary of the Plan is set forth below.

The Plan is administered by our Board of Directors, which has appointed our Compensation Committee to administer the Plan. As the administrator of the Plan, the Compensation Committee has the authority to grant awards under the Plan and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable for the administration of the Plan. The Committee also has the authority to interpret the terms and provisions of the Plan, any award issued under the plan and any award agreements relating thereto, and to otherwise supervise the administration of the Plan. In particular, the Compensation Committee has the authority to determine the terms and conditions of awards under the Plan, including, without limitation, the exercise price, the number of Common Shares subject to awards, the term of the awards and the vesting schedule applicable to awards, and to waive or amend the terms and conditions of outstanding awards. All decisions made by the Compensation Committee pursuant to the provisions of the Plan are final, conclusive and binding on all persons.

The terms of the Plan provide for the grant of options (that are not intended to qualify as “incentive stock options” under Section 422 of the Code), stock appreciation rights (“SARs”), restricted stock, performance awards and tandem awards to our Manager or to employees, officers, directors, consultants, service providers or advisors to either our Manager or the Company who have been selected by the Compensation Committee to be participants in the Plan.

We reserved 30,000,000 Common Shares for issuance under the Plan. On the date of any equity issuance by us during the ten-year term of the Plan, that number will be increased by a number of Common Shares equal to 10% of (i) the number of Common Shares newly issued by us in such equity issuance or (ii) if such equity issuance relates to equity securities other than our Common Shares, the number of Common Shares equal to the quotient obtained by dividing the gross capital raised in such equity issuance (as determined by the Compensation Committee) by the fair market value of a common share as of the date of such equity issuance (such quotient, the “Equity Security Factor”). The Common Shares which may be issued pursuant to an award under the Plan may be treasury shares, authorized but unissued shares or shares acquired on the open market to satisfy the requirements of the Plan. Awards may consist of any combination of such shares, or, at our election cash. If any Common Shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, such shares will again be available for grants under the Plan. The grant of a tandem award will not reduce the number of Common Shares reserved and available for issuance under the Plan.

Upon the occurrence of any event which affects the Common Shares in such a way that an adjustment of outstanding awards is appropriate to prevent the dilution or enlargement of rights under the awards, the Compensation Committee will make appropriate equitable adjustments. The Compensation Committee may also provide for other substitutions or adjustments in its sole discretion, including, without limitation, the cancellation of any outstanding award and payment in cash or other property in exchange thereof, equal to the excess, if any, of the fair market value of the shares or other property subject to the award over the exercise price, if any.

We grant and anticipate that we will grant our Manager options in connection with our equity offerings as compensation for our Manager’s role in raising capital for us. In the event that we offer equity securities to the public, we grant and intend to continue to simultaneously grant to our Manager or an affiliate of our Manager a number of options equal to up to 10% of (i) the aggregate number of Common Shares being issued in such offering or (ii) if such equity issuance relates to equity securities other than our Common Shares, the number of Common Shares equal to the Equity Security Factor, in each case at an exercise price per share equal to the offering price per share, as determined by the Compensation Committee. The main purpose of these options is to provide transaction-specific compensation to the Manager, in a form that aligns our Manager’s interests with those of our shareholders, for the valuable services it provides in raising capital for us to invest through equity offerings. In addition, the plan enables the Manager to incentivize its employees who render services to us by making tandem equity awards to them and thus also aligning their interests with those of our shareholders. In each case, the Plan provides that such options will be fully vested as of the date of grant and exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. The Compensation Committee will determine whether the exercise price will be payable in cash, by withholding from Common Shares otherwise issuable upon exercise of such option or through another method permitted under the plan.

In addition, the Compensation Committee has the authority to grant such other awards to our Manager as it deems advisable, provided that no such award may be granted to our Manager in connection with any issuance by us of equity securities in excess of 10% of (i) the maximum number of Common Shares then being issued or (ii) if such equity issuance relates to equity securities other than our Common Shares, the maximum number of Common Shares determined in accordance with the Equity Security Factor. Our Board of Directors may also determine to issue options to the Manager that are not subject to the Plan, provided that the number of Common Shares underlying any options granted to the Manager in connection with capital raising efforts would not exceed 10% of the equity securities sold in such offering and would be subject to NYSE rules.

Each of the Compensation Committee and our Manager also has the authority under the terms of the Plan to direct tandem options (“Tandem Options”) to employees of our Manager who act as officers or perform other services for us that correspond on a one-to-one basis with the options granted to our Manager, such that exercise by such employee of the Tandem Options would result in the corresponding options held by our Manager being cancelled. As a condition to the grant of Tandem Options, our Manager is required to agree that so long as such Tandem Options remain outstanding, our Manager will not exercise any options under any designated Manager options that relate to the options outstanding under such Tandem Options. If any Tandem Options are forfeited, expire or are cancelled without being exercised, the related options under the designated Manager options will again become exercisable in accordance with their terms. The terms and conditions of any Tandem Options (e.g., the per-share exercise price, the schedule of vesting, exercisability and delivery, etc.) will be determined by the Compensation Committee or the Manager, as the case may be, in its sole discretion and must be included in an award agreement, provided, that the term of such Tandem Options may not be greater than the term of the designated Manager options to which they relate.

All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the Plan) or a termination of the Manager’s services to us for any reason, and any Tandem Options will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Compensation Committee or the Manager, as the case may be.

As a general matter, the Plan provides that the Compensation Committee has the power to determine at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after death, disability or other termination of employment during which options may be exercised. Options may become vested and exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee. To the extent permitted by applicable law, we may make loans available to the optionee in connection with the exercise of stock options. Such loans must be evidenced by the delivery of a promissory note and will bear interest and be subject to such other terms and conditions (including, without limitation, the execution by the optionee of a pledge agreement) as the Compensation Committee may determine. In any event, such loan amount may not exceed the sum of (x) the exercise price less the par value of the Common Shares subject to such option then being exercised plus (y) any federal, state or local income taxes attributable to such exercise.

The Compensation Committee may also grant SARs in tandem with all or part of, or completely independent of, a grant of options or any other award under the Plan. A SAR issued in tandem with an option may be granted at the time of grant of the related option or at any time during the term of such option. The amount payable in cash and/or Common Shares with respect to each SAR will be equal in value to a percentage (including up to 100%) of the amount by which the fair market value per share on the exercise date exceeds the fair market value per share on the date of grant of the SAR. The applicable percentage will be established by the Compensation Committee. The award agreement under which the SAR is granted may state whether the amount payable is to be paid wholly in cash, wholly in Common Shares or in any combination of the foregoing, and if the award agreement does not state the manner of payment, the Compensation Committee will determine such manner of payment at the time of payment. The amount payable in Common Shares, if any, is determined with reference to the fair market value per share on the date of exercise.

SARs issued in tandem with options shall be exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem SAR, and to the extent of such exercise, the participant’s underlying option shall automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.

The Compensation Committee may also grant restricted shares, performance awards, and other stock and non-stock-based awards under the Plan. These awards will be subject to such conditions and restrictions as the Compensation Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued employment with us through a specific period.

The Plan provides that each new non-officer or non-employee member of our Board of Directors will be granted an initial one-time grant of an option to purchase Common Shares upon the date of the first meeting of our Board of Directors attended by such director. Such initial option grant, which will be fully vested on the date of grant, will have an exercise price equal to the fair market value of the underlying Common Shares on the date of grant. See “Proposal No. 1 Election of Directors – Compensation of Directors” for additional details on director compensation.

Risk Management

Our officers receive compensation from our Manager based on their services both to us and to other entities, as applicable, making their compensation unlikely to directly promote unreasonable risk-taking in the management of our business. Additionally, we grant options to our Manager in connection with our equity offerings to align our Manager’s interests with the interests of our shareholders while avoiding an emphasis purely on equity compensation. Based on the assessment of these factors, we concluded that we have a balanced compensation program that does not promote excessive risk taking.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the 2018 Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.

Based on this review and their discussions, the Compensation Committee has recommended to the Board of Directors that the 2018 Compensation Discussion and Analysis be included in the Proxy Statement for the 2019 Annual Meeting of Shareholders to be filed with the SEC.

The Compensation Committee

Ray M. Robinson, Chairperson
Paul R. Goodwin
Judith A. Hannaway
A. Andrew Levison
Martin Tuchman

Compensation Committee Interlocks and Insider Participation

None.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Listed in the following table is certain information with respect to the beneficial ownership of our Common Shares as of April 1, 2019 by each person known by us to be the beneficial owner of more than five percent of our Common Shares, and by each of our directors, director nominees and executive officers, both individually and as a group.

For purposes of this Proxy Statement, a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(i)	voting power, which includes the power to vote, or to direct the voting of, our Common Shares; and/or
(ii)	investment power, which includes the power to dispose of, or to direct the disposition of, our Common Shares.

A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
The Washington State Investment Board(3)	9,432,449	11.2%
FMR LLC(4)	4,776,510	5.8%
Fortress Investment Group LLC and certain affiliates(5)	1,170,579	1.4%
Paul R. Goodwin(6)	86,027	*
Judith A. Hannaway(6)	5,000	*
A. Andrew Levison(6)	5,000	*
Kenneth J. Nicholson(6)	26,966	*
Ray M. Robinson(6)	29,516	*
Martin Tuchman(6)	514,339	*
Joseph P. Adams, Jr. (6)	174,828	*
Scott Christopher(6)	—	*
Eun Nam(6)	—	*
All directors, nominees and executive officers as a group (9 persons)	841,676	*
*	Denotes less than 1%.
(1)	The address of all officers and directors listed above, and of Fortress and certain affiliates, are in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 45th Floor, New York, NY 10105.
(2)	Percentages shown assume the exercise by such persons of all options to acquire Common Shares that are exercisable within 60 days of April 1, 2019, and no exercise by any other person.
(3)	No shared voting power or dispositive power as of December 6, 2018, solely based on a Schedule 13G filed with the SEC on December 7, 2018. The Washington State Investment Board’s address is 2100 Evergreen Park Drive SW, P.O. Box 40916, Olympia, WA 98504.
(4)	Includes Abigail P. Johnson, who is a Director, the Chairman and the Chief Executive Officer of FMR LLC. No shared voting power or dispositive power as of February 13, 2019, solely based on a Schedule 13G filed with the SEC on February 13, 2019. FMR LLC’s address is 245 Summer Street, Boston, MA 02210.
(5)	Includes 713,694 shares held by Fortress Worldwide Transportation and Infrastructure Investors LP, 34,950 shares held by FTAI Offshore Holdings L.P. and 394,390 options held by the Manager that are exercisable within 60 days of April 1, 2019.
(6)	Includes with respect to each of these individuals the following number of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 1, 2019: Goodwin—5,000; Hannaway—5,000; Levison—5,000; Nicholson—0; Robinson—5,000; Tuchman—5,000, Adams—0; Christopher—0 and Nam—0.

Section 16(a) of Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and persons beneficially owning more than ten percent of a registered class of a company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC.

To our knowledge, based solely on review of the copies of such reports furnished to us, all reports required to be filed by our directors, executive officers and greater-than-ten-percent owners with respect to the year ended December 31, 2018 were timely filed in compliance with the Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

SEC rules define “transactions with related persons” to include any transaction in which the Company is a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing, has a direct or indirect material interest. The Company adopted a written policy that outlines procedures for approving transactions with related persons, and the independent directors review and approve or ratify such transactions pursuant to the procedures outlined in this policy. In determining whether to approve or ratify a transaction with a related person, the independent directors will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to the Company; and the availability of other sources for comparable assets, products or services. The policy includes standing pre-approvals for specified categories of transactions, including investments in securities offerings and participation in other investment opportunities generally made available to the Manager’s employees.

Our LLC Agreement

Organization and Duration

Our limited liability company was formed on February 13, 2014 as Fortress Transportation and Infrastructure Investors LLC, and will remain in existence until dissolved in accordance with our LLC Agreement.

Amendment of Our LLC Agreement

Amendments to our LLC Agreement may be proposed only by or with the consent of our Board of Directors. To adopt a proposed amendment, our Board of Directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total Common Shares.

No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;
•	provide that we are not dissolved upon an election to dissolve our limited liability company by our Board of Directors that is approved by holders of a majority of the Common Shares;
•	change the term of existence of the Company; or
•	give any person the right to dissolve our limited liability company other than our Board of Directors’ right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our Common Shares.

The provision of our LLC Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the Common Shares.

Our Board of Directors may generally make amendments to our LLC Agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;
•	the admission, substitution, withdrawal or removal of shareholders in accordance with our LLC Agreement;
•	the merger of the Company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our Board of Directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;
•	an amendment that our Board of Directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;
•	an amendment or issuance that our Board of Directors determines to be necessary or appropriate for the authorization of additional securities;
•	any amendment expressly permitted in our LLC Agreement to be made by our Board of Directors acting alone;
•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our LLC Agreement;
•	any amendment that our Board of Directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our LLC Agreement;
•	a change in our fiscal year or taxable year and related changes; and
•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our Board of Directors may make amendments to our LLC Agreement without the approval of any shareholder or assignee if our Board of Directors determines that those amendments:

•	do not adversely affect the shareholders in any material respect;
•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our Board of Directors deems to be in the best interests of us and our shareholders;
•	are necessary or appropriate for any action taken by our Board of Directors relating to splits or combinations of shares under the provisions of our LLC Agreement; or
•	are required to effect the intent expressed in the registration statement for our initial public offering or the intent of the provisions of our LLC Agreement or are otherwise contemplated by our LLC Agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Our LLC Agreement provides that our directors will not be personally liable to us or our shareholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption is not permitted under the Delaware Limited Liability Company Act.

Our LLC Agreement provides that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our LLC Agreement against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our LLC Agreement.

Corporate Opportunity

Under our LLC Agreement, to the extent permitted by law:

•	Fortress and its respective affiliates, including the Manager and Fortress Transportation and Infrastructure Master GP LLC (the “General Partner” and the general partner of the Company’s subsidiary, Fortress Transportation and Infrastructure General Partnership (the “Partnership”)), have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;
•	if Fortress and its respective affiliates, including the Manager and General Partner, or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, it has no duty to offer such corporate opportunity to us, our shareholders or affiliates;
•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and
•	in the event that any of our directors and officers who is also a director, officer or employee of Fortress and their respective affiliates, including the Manager and General Partner, acquire knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Fortress and their respective affiliates, including the Manager and General Partner, pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

Registration Rights Agreement

We have entered into a registration rights agreement (the “Registration Rights Agreement”) granting our Manager and its affiliates certain rights to register common shares held by them under the Securities Act.

Demand Rights

Under the Registration Rights Agreement, our Manager, the General Partner and their respective affiliates (together with permitted transferees, the “Fortress Entities”), for so long as the Management Agreement is in effect, a year has not elapsed from the execution of the Registration Rights Agreement or the Fortress Entities directly or indirectly beneficially own an amount of our common shares (whether owned at the time of our initial public offering, are subsequently acquired, or may be acquired pursuant to a right to conversion or exercise) equal to or greater than 1% of our common shares issued and outstanding immediately after the consummation of our initial public offering (a “Registrable Amount”), may exercise “demand” registration rights that allow the Fortress Entities, at any time after 180 days following the consummation of our initial public offering, to request that we register under the Securities Act an amount equal to or greater than a Registrable Amount. The Fortress Entities are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We are not obligated to grant a request for a demand registration within one month of any other demand registration.

Piggyback Rights

For so long as the Fortress Entities beneficially own a Registrable Amount, the Fortress Entities have “piggyback” registration rights that allow them to include the common shares that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any of our other shareholders that have registration rights. These “piggyback” registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration

We have granted to the Fortress Entities, for so long as they beneficially own a Registrable Amount or otherwise hold restricted Securities, the right to request a shelf registration on Form S-1 or Form S-3 or any other appropriate form providing for offerings of our common shares to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our shareholders. In addition, the Fortress Entities may elect to participate in such shelf registrations within 10 days after notice of the registration is given.

Indemnification; Expenses; Lock-ups

We have agreed to indemnify the applicable selling shareholders, their affiliates and their respective officers, directors, employees, managers, partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement, prospectus or preliminary prospectus or any issuer free writing prospectus or any amendment or supplement thereto pursuant to which they sell our common shares, unless such liability arose from the applicable selling shareholder’s misstatement or omission, and the applicable selling shareholder have agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration and offering-related expenses incidental to our performance under the Registration Rights Agreement, and the applicable selling shareholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its common shares thereunder. We have agreed to enter into, and to cause our officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Fortress Entities.

Management Agreement and Other Incentive Allocation with Fortress

The Manager is paid annual fees in exchange for advising the Company on various aspects of its business, formulating its investment strategies, arranging for the acquisition and disposition of assets, arranging for financing, monitoring performance, and managing its day-to-day operations, inclusive of all costs incidental thereto. In addition, the Manager may be reimbursed for various expenses incurred by the Manager on the Company’s behalf, including the costs of legal, accounting and other administrative activities. We have also entered into certain incentive allocation arrangements with the General Partner.

Management Agreement

In May 2015, the Company entered into a Management Agreement with our Manager, an affiliate of Fortress, in connection with our IPO, pursuant to which our Manager provides for a management team and other professionals who are responsible for managing our business affairs in conformity with the policies and the strategy that are approved and monitored by our Board of Directors. There is no limit on the amount our Manager may invest on our behalf without seeking the approval of our Board of Directors, and our investment mandate is purposefully broad to allow us to opportunistically acquire assets that we believe offer the most attractive risk-adjusted return profile.

Our Manager’s duties include: (i) performing all of our day-to-day functions, (ii) determining acquisition criteria in conjunction with, and subject to the supervision of, our Board of Directors, (iii) sourcing, analyzing and executing on asset acquisitions and sales, (iv) performing ongoing commercial management of the portfolio, and (v) providing financial and accounting management services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate.

We pay our Manager a management fee, which is determined by taking the average value of total equity (excluding non-controlling interests) determined on a consolidated basis in accordance with GAAP at the end of the two most recently completed months multiplied by an annual rate of 1.50%, and is payable monthly in arrears in cash.

The initial term of our Management Agreement expires on the tenth anniversary of the IPO, and the Management Agreement will be renewed automatically each year for an additional one-year period unless (i) a majority consisting of at least two-thirds of our independent directors or a simple majority of the holders of our outstanding common shares, agree that there has been unsatisfactory performance that is materially detrimental to us or (ii) a simple majority of our independent directors agree that the management fee payable to our Manager is unfair; provided, that we shall not have the right to terminate our Management Agreement under foregoing clause (ii) if the Manager agrees to continue to provide the services under the Management Agreement at a fee that a simple majority of our independent directors has reasonably determined to be fair.

If we elect not to renew our Management Agreement at the expiration of the original term or any such one-year extension term as set forth above, our Manager will be provided with notice of any such termination at least 60 days prior to the expiration of the then existing term. In the event of such termination or other termination as set forth above, we would be required to pay the termination fee, and the General Partner would be entitled to receive the Incentive Allocation Fair Value Amount, in each case as described below. In addition, the Management Agreement may be terminated by us at any time for cause.

If the Company terminates the Management Agreement, it will generally be required to pay the Manager a termination fee. The termination fee is equal to the amount of the management fee during the 12 months immediately preceding the date of the termination. In addition, an Incentive Allocation Fair Value Amount will be distributable to the General Partner if the General Partner is removed due to the termination of the Management Agreement in certain specified circumstances. The Incentive Allocation Fair Value Amount is an amount equal to the Income Incentive Allocation (as defined below) and the Capital Gains Incentive Allocation (as defined below) that would be paid to the General Partner if the Company’s assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments).

Upon the successful completion of a post-IPO offering of the Company’s Common Shares or other equity securities (including securities issued as consideration in an acquisition), the Company will grant the Manager options to purchase Common Shares in an amount equal to 10% of the number of Common Shares being sold in the offering (or if the issuance relates to equity securities other than the Company’s Common Shares, options to purchase a number of Common Shares equal to 10% of the gross capital raised in the equity issuance divided by the fair market value of a common share as of the date of issuance), with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser or attributed to such securities in connection with an acquisition (or the fair market value of a common share as of the date of the equity issuance if it relates to equity securities other than our Common Shares). Any ultimate purchaser of Common Shares for which such options are granted may be an affiliate of Fortress. 826,342 options were granted to the Manager for the year ended December 31, 2018.

Fortress, through its affiliates, and principals of Fortress held 1,180,092 common shares, and Fortress, through its affiliates, held options relating to an additional 826,342 common shares, representing approximately 2.4% of our common shares on a fully diluted basis, as of December 31, 2018.

Below is a summary of the fees and other amounts earned by our Manager in connection with services performed for us during fiscal year 2018 (in thousands):

2018
Management Fee(1)	$15,319
Incentive Allocations	$407
Expense Reimbursements(2)	$16,563
(1)	We pay our Manager a management fee, which is determined by taking the average value of total equity (excluding non-controlling interests) determined on a consolidated basis in accordance with GAAP at the end of the two most recently completed months multiplied by an annual rate of 1.50%, and is payable monthly in arrears in cash. Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.
(2)	The Management Agreement provides that we will pay or reimburse our Manager and its affiliates for performing certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants. The Manager is responsible for all of its other costs incident to the performance of its duties under the Management Agreement, including compensation of the Manager’s employees, rent for facilities and other “overhead” expenses; the Company will not reimburse the Manager for these expenses. For the year ended December 31, 2018, reimbursable expenses consisted of $9.9 million recorded as general and administrative expenses and $6.7 million as acquisition and transaction expenses.

Other Incentive Allocations

We also are party to certain incentive allocation arrangements with the General Partner, consisting of income incentive allocations and capital gains incentive allocations, as described below.

Income Incentive Allocations. The income incentive allocation payable to the General Partner is calculated and distributable quarterly in arrears based on the pre-incentive allocation net income for the immediately preceding calendar quarter (the “Income Incentive Allocation”). For this purpose, pre-incentive allocation net income means, with respect to a calendar quarter, net income attributable to shareholders during such quarter calculated in accordance with GAAP excluding the Company’s pro rata share of (1) realized or unrealized gains and losses, and (2) certain non-cash or one-time items, and (3) any other adjustments as may be approved by the Company’s independent directors. Pre-incentive allocation net income does not include any Income Incentive Allocation or Capital Gains Incentive Allocation (described below) paid to the General Partner during the relevant quarter.

A subsidiary of the Company allocates and distributes to the General Partner an Income Incentive Allocation with respect to its pre-incentive allocation net income in each calendar quarter as follows: (1) no Income Incentive Allocation in any calendar quarter in which pre-incentive allocation net income, expressed as a rate of return on the average value of the Company’s net equity capital (excluding non-controlling interests) at the end of the two most recently completed calendar quarters, does not exceed 2.0% for such quarter (8.0% annualized); (2) 100% of pre-incentive allocation net income with respect to that portion of such pre-incentive allocation net income, if any, that is equal to or exceeds 2.00% but does not exceed 2.2223% for such quarter; and (3) 10.0% of the amount of pre-incentive allocation net income, if any, that exceeds 2.2223% for such quarter. These calculations will be prorated for any period of less than three months. No Income Incentive Allocation was due to the General Partner for the year ended December 31, 2018.

Capital Gains Incentive Allocations. Capital Gains Incentive Allocation payable to the General Partner is calculated and distributable in arrears as of the end of each calendar year and is equal to 10% of the Company’s pro rata share of cumulative realized gains from the date of our initial public offering through the end of the applicable calendar year, net of the Company’s pro rata share of cumulative realized or unrealized losses, the cumulative non-cash portion of equity-based compensation expenses and all realized gains upon which prior performance-based Capital Gains Incentive Allocation payments were made to the General Partner (the “Capital Gains Incentive Allocation”). Capital Gains Incentive Allocation of $0.4 million was due to the General Partner for the year ended December 31, 2018.

Other Transactions

As of December 31, 2018, certain other affiliates of the Company’s Manager own an approximately 20% interest in Jefferson Terminal which has been accounted for as a component of non-controlling interest in consolidated subsidiaries in the consolidated financial statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The carrying amount of this non-controlling interest at December 31, 2018 was $51.1 million. For the year ended December 31, 2018, the amount of this non-controlling interest share of the net loss was $13.4 million.

In connection with the Capital Call Agreement related to the Series 2016 Bonds discussed in Note 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company and an affiliate of its Manager entered into a Fee and Support Agreement. The Fee and Support Agreement provides that the affiliate of the Manager is compensated for its guarantee of a portion of the obligations under the Standby Bond Purchase Agreement. This affiliate of the Manager received fees of $1.7 million, which is being amortized as interest expense to the earlier of the redemption date or February 13, 2020.

On August 8, 2018, the Company, as tenant, entered into an office lease (the “Office Lease”) with DTS 2MC Office LLC, as landlord (the “Office Landlord”). The Office Landlord is an affiliate of Florida East Coast Industries, LLC, which is owned by certain funds managed by an affiliate of our Manager. The term of the Office Lease has not yet commenced, but is expected to commence in the fourth quarter of 2019, following substantial completion of certain specified improvements, and expires 84 months following commencement of the term. The Company has the option to renew for two additional terms of 60 months each, subject to certain terms. The Company expects to pay base rent in the amount of approximately $180,000 per year, subject to certain adjustments as provided by the Office Lease, which amount shall escalate by 3% on each anniversary of the commencement date. The base rent will be abated for the first six months of the first year of the term of the

Office Lease. The Company has delivered a security deposit in the amount of $86,990, which will be reduced to $43,495 upon the expiration of the 24th full calendar month of the term of the Office Lease. The Company is responsible for all other operating costs attributable to the Office Lease, including the Company’s proportionate share of property taxes, insurance, and utilities, as well as maintenance, repair, and replacement costs.

Transactions relating to the Jefferson Credit Agreement

In connection with the Jefferson Credit Agreement (as described below), we recently entered into the following transactions with Jefferson Gulf Coast Energy Partners LLC (the “Jefferson Borrower”), a wholly-owned subsidiary of FTAI Energy Partners LLC (the “Jefferson Parent Guarantor”), an indirect subsidiary of the Company that is majority owned by the entity in which certain affiliates of the Company’s Manager own an approximately 20% interest, as described above.

Jefferson Credit Agreement. On March 7, 2018, certain subsidiaries of the Company entered into a revolving credit agreement (the “Jefferson Credit Agreement”), among the Jefferson Borrower, as borrower, the Jefferson Parent Guarantor and certain of its direct and indirect subsidiaries, as guarantors, the lenders from time to time party thereto and BMO Harris Bank N.A., as administrative agent. The Jefferson Credit Agreement provides for a $50.0 million senior secured revolving credit facility, with a $10.0 million letter of credit subfacility. The loans and other obligations under the Jefferson Credit Agreement are secured on a first priority basis by (i) pledges of the equity interests indirectly owned by the Company in the Jefferson Parent Guarantor and certain of its direct and indirect subsidiaries and (ii) liens on certain rail car assets, receivables and deposit accounts owned by the Jefferson Borrower, the Jefferson Parent Guarantor and the other guarantors. The facility under the Jefferson Credit Agreement will mature, and commitments in respect thereof will terminate, on March 7, 2021. Borrowings outstanding under the Jefferson Credit Agreement bear interest at either (i) Adjusted LIBOR (determined in accordance with the Jefferson Credit Agreement) plus 2.50% per annum or (ii) the Base Rate (determined in accordance with the Jefferson Credit Agreement) plus 1.50% per annum. The Jefferson Borrower will also be required to pay a quarterly commitment fee at a rate per annum equal to 0.50% on the average unused portion of the facility under the Jefferson Credit Agreement, as well as customary letter of credit fees and agency fees. On December 20, 2018, our subsidiary entered into an amendment to the Jefferson Credit Agreement which temporarily increases the aggregate revolving commitments by $25.0 million to $75.0 million, until August 1, 2019, after which the aggregate revolving commitment will revert back to $50.0 million.

Jefferson Capital Call Agreement. The Jefferson Credit Agreement is also indirectly supported by the Company. On March 7, 2018, the Company and certain of its subsidiaries that are direct or indirect parent companies of the Jefferson Borrower (including the FTAI Obligor (as defined below)) entered into a Capital Call Agreement (the “Jefferson Capital Call Agreement”) with the Jefferson Borrower. Pursuant to the Jefferson Capital Call Agreement, the Company and its subsidiaries party thereto (other than the Jefferson Borrower) jointly and severally agreed to make funds available to the Jefferson Borrower to enable the Jefferson Borrower to satisfy its obligations under the Jefferson Credit Agreement, in an aggregate maximum amount equal to the lesser of $60 million and 120% of the aggregate revolving commitments in effect under the Jefferson Credit Agreement from time to time. The Jefferson Capital Call Agreement terminates upon the date that is the earliest of (i) the date on which the Jefferson Borrower receives capital call investments thereunder directly or indirectly from the Company in an amount equal to or exceeding the maximum investment amount thereunder, (ii) the termination of, and repayment in full of the obligations under, the Jefferson Credit Agreement and (iii) an event of bankruptcy with respect to the Jefferson Borrower. The rights of the Jefferson Borrower under the Jefferson Capital Call Agreement were collaterally assigned to secure the obligations under the Jefferson Credit Agreement. During the continuance of an event of default under the Jefferson Credit Agreement, the lenders can cause the Jefferson Borrower to demand capital contributions from the Company under the Jefferson Capital Call Agreement. In connection with the aforementioned amendment to the Jefferson Credit Agreement, on December 20, 2018, the Company and certain of its subsidiaries and the Jefferson Borrower entered into the first amendment to the Jefferson Capital Call Agreement.

Jefferson Put Option Agreement. On March 7, 2018, FTAI Energy Holdings LLC, an indirect wholly-owned subsidiary of the Company that indirectly owns a majority interest in the Jefferson Parent Guarantor (the “FTAI Obligor”), entered into a Put Option Agreement (the “Jefferson Put Option Agreement”) with the administrative agent under the Jefferson Credit Agreement. In the event of the Jefferson Borrower’s bankruptcy or the occurrence of certain other events of default under the Jefferson Credit Agreement, the lenders can put the debt under the Jefferson Credit Agreement back to the FTAI Obligor, in an aggregate maximum amount equal to the lesser of $60 million and 120% of the aggregate revolving commitments in effect under the Jefferson Credit Agreement from time to time. Pursuant to the Jefferson Capital Call Agreement, the Company agreed to make funds available to the FTAI Obligor to enable it to satisfy its obligations under the Jefferson Put Option Agreement. In connection with the aforementioned amendment to the Jefferson Credit Agreement, on December 20, 2018, the FTAI Obligor and the administrative agent under the Jefferson Credit Agreement entered into the first amendment to the Jefferson Put Option Agreement.

Fee and Support Agreement. On March 7, 2018, in connection with the aforementioned Jefferson Capital Call Agreement and Jefferson Put Option Agreement (collectively, the “Jefferson Agreements”), the FTAI Obligor entered into a Fee and Support Agreement with the Jefferson Borrower, whereby the FTAI Obligor will receive compensation for providing credit support to the Jefferson Borrower pursuant to the Jefferson Agreements. The affiliates of the Company’s Manager that own an approximately 20% interest in the Jefferson Borrower are not party to the Fee and Support Agreement and will not receive any of the fees paid thereunder. In connection therewith, the Jefferson Borrower issued a five-year $2.4 million promissory note to the FTAI Obligor, as consideration for the fee payable pursuant to the Fee and Support Agreement. The obligations under the promissory note bear interest at a rate per annum equal to 12% (which interest is payable in kind prior to repayment of the loans) and are subordinated to the obligations under the Jefferson Credit Agreement. In connection with the aforementioned amendment to the Jefferson Credit Agreement, on December 20, 2018, the FTAI Obligor and the Jefferson Borrower entered into an amended and restated Fee and Support Agreement, and the Jefferson Borrower issued a $0.3 million promissory note to the FTAI Obligor, as consideration for the fee payable pursuant to the amended and restated Fee and Support Agreement.

Promissory Note. The FTAI Obligor has made, and may from time to time, make certain loans to JGC Investment Holdings LLC, a wholly-owned subsidiary of the Jefferson Parent Guarantor, which loans are evidenced by a promissory note, initially issued for a principal amount of $2.5 million on February 1, 2017. As of March 31, 2019, loans in an aggregate principal amount of $181.1 million were outstanding under such promissory note (exclusive of accrued or capitalized interest thereon). Each loan under such promissory note matures five years after the date on which such loan was made. The obligations under such promissory note bear interest at a rate per annum equal to 12% (which interest is payable in kind prior to repayment of the loans) and are subordinated to the obligations under the Jefferson Credit Agreement.

PROPOSAL NO. 2
APPROVAL OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

Ernst & Young LLP, independent registered public accountants, served as the independent registered public accounting firm for us and our subsidiaries for the fiscal years ended December 31, 2018 and 2017. The Audit Committee has appointed Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2019, and has further directed that the selection of the independent registered public accounting firm be submitted for approval by the shareholders at the Annual Meeting.

Representatives of Ernst & Young LLP will be present in person at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends that you vote FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2019.

Principal Accountant Fees and Services

The following table presents fees for professional audit services and other services rendered to our Company by Ernst & Young LLP for the fiscal years ended December 31, 2018 and 2017 (in thousands):

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2018	$3,236	—	$55	$40
2017	$2,740	—	$62	—

Audit Fees. Includes fees for the audits of the consolidated financial statements of the Company including the audit of internal control over financial reporting, statutory audits required, comfort letters, consents, assistance with and review of documents filed with the SEC, and other attest services.

Audit-Related Fees. None.

Tax Fees. Includes fees for tax compliance, including the preparation, review and filing of tax returns, as well as tax advice related to contemplated transactions.

All Other Fees. Includes fees for access to accounting and tax database.

The Audit Committee has considered all services provided by the independent registered public accounting firm to us and concluded this involvement is compatible with maintaining the auditors’ independence.

The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. The Audit Committee has a policy requiring the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm.

ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS AND PROPOSALS
FOR 2020 ANNUAL MEETING

Proposals received from shareholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2020 annual meeting of shareholders if they are received by the Company on or before December 11, 2019. However, if the 2020 annual meeting date is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, to be timely a proposal by the shareholders must be received no later than a reasonable time before the Company begins to print and send its proxy materials. In addition, all proposals will need to comply with Rule 14a-8, which lists the requirements for inclusion of shareholder proposals in company-sponsored proxy materials. Any proposal should be directed to the attention of the Company’s Secretary at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105.

In order for a shareholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered at any annual meeting of shareholders, our LLC Agreement requires that such proposal be made by an eligible shareholder who has delivered a timely notice to the Secretary of the Company at our principal executive offices and otherwise meets the information and procedural requirements prescribed by our LLC Agreement. Subject to certain exceptions, in order for a proposal relating to business to be conducted at our 2020 annual meeting of shareholders to be “timely” under the Company’s LLC Agreement, it must be received by the Secretary of the Company at our principal executive office no earlier than December 11, 2019 and no later than January 10, 2020. However, in the event that the date of mailing of the notice of the 2020 annual meeting of shareholders is advanced or delayed by more than 30 days from May 24, 2020, for a proposal by the shareholders to be timely, it must be received no later than the 10th day after the earlier of the day on which notice of such meeting is posted to shareholders or the day on which public announcement of the date of such meeting is first made by the Company. All director nominations and shareholder proposals, other than shareholder proposals made pursuant to Rule 14a-8, must comply with the requirements of our LLC Agreement, or they may be excluded from consideration at the meeting.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: www.ftandi.com. Such information will also be furnished upon written request to Fortress Transportation and Infrastructure Investors LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single annual report and proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the

Company by sending a written request to Fortress Transportation and Infrastructure Investors LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations or by contacting Investor Relations at (212) 798-6128, and we will deliver promptly a separate copy of the annual report and proxy statement.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and also will also help preserve environmental resources.

Shareholders of Record. If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

Your election to receive proxy materials by email will remain in effect until you terminate it.

By Order of the Board of Directors,

/s/ Kevin P. Krieger
Kevin P. Krieger
Secretary

New York, New York
April 9, 2019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the meeting or cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the meeting or cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Paul R. Goodwin 02 Ray M. Robinson

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for Fortress Transportation and Infrastructure Investors LLC for fiscal year 2019.	☐	☐	☐

NOTE: The Board of Directors may consider and act upon any other business properly presented at the Annual Meeting. If a proxy is properly executed, then your shares will be voted either in the manner you indicate, or if no direction is indicated, in the manner directed by the Board of Directors (including with respect to any matter not specified above that is properly presented at the Annual Meeting or any adjournment or postponement thereof).

For detailed instructions on how to register and attend the meeting, please see the proxy statement.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000413886_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com .

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC
Annual Meeting of Shareholders
May 24, 2019
This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Joseph P. Adams, Jr. and Scott Christopher, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time on May 24, 2019 at The Hilton Hotel, 1335 Avenue of the Americas, New York, NY 10019, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND (ii) FOR THE AUDITOR RATIFICATION PROPOSAL.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000413886_2 R1.0.1.18